Exhibit 99.2

Opening – Curtis Parker

Welcome to the second quarter 2023 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause HTI’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2022, filed on March 17, 2023, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences and impact our business.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitution for the financial results prepared in accordance with GAAP. HTI has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the second quarter 2023 investor presentation for HTI (available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box on the screen and a member of our investor relations group will follow-up to answer questions directly after this presentation. Also, please note that later today a copy of this presentation and replay of the webcast will be available on HTI’s website.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go-ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Company Overview – (Mike Weil)

Thanks Curtis and thank you all for joining us today. I’m pleased to report that in the second quarter HTI grew Net Operating Income, or NOI, by $1.3 million to $32.5 million from $31.2 million, a 4.2% increase compared to the second quarter of 2022, including an increase of $1.0 million, or nearly 14%, in the SHOP segment of our portfolio. Additionally, year to date we have achieved a 5.4% leasing spread on renewals in our MOB portfolio while building an accretive acquisitions pipeline. We remain confident in our long-term strategy of owning high quality Seniors Housing and Medical Office Buildings across the US.

In the MOB segment, second-quarter NOI grew by 1.7% to $24.5 million, up from $24.1 million in the second quarter of 2022. Occupancy in this segment grew from the end of the first quarter to 91.5% as of June 30th, 2023.

In our SHOP segment, second quarter NOI grew to $8.1 million, compared to $7.1 million in the second quarter of 2022, which was driven by higher revenue and reduced expenses. We believe that SHOP occupancy will increase as the effects of the pandemic continue to subside and the investments we’ve made differentiate our properties from competitors in the same markets.

Looking at the balance sheet, as of June 30, 2023, HTI had Net Leverage of 38.9%. In May, we completed a $240 million loan that is secured by, among other things, 62 of our MOBs. A portion of the proceeds from the loan were used to repay and terminate our previous credit facility. We are pleased to have completed this financing and believe it will enhance our capacity to grow and respond to the dynamic realities of the current healthcare real estate environment.

We believe the continued execution of our corporate initiatives, including completing accretive acquisitions as well as dispositions, leasing of available space to high-quality tenants in our medical office buildings and enhancements to our shop portfolio, all positively impact the factors our board will likely consider when it decides to evaluate a liquidity event in the future.

Slide 3: Portfolio Snapshot

As of June 30, 2023, HTI owned over 200 properties, totaling over 9 million rentable square feet in 33 states. The portfolio consisted of 154 medical office buildings, 46 seniors housing operating properties with over 4,100 individual units, and two land parcels. Based on NOI, the portfolio was comprised of 75% MOB and 25% SHOP assets.

At quarter end, our medical office building portfolio was 91.5% occupied, up from 90.9% at the end of the first quarter, with a weighted-average remaining lease term of 4.8 years and featured annual rent escalators that averaged 2.1% on approximately 92% of leases, which increase the cash rental payments in future periods.

During the second quarter, we sold four SHOP properties and one MOB for an aggregate sales price of $13.8 million. Additionally, we have an additional SHOP disposition in our pipeline for a total of $8.0 million. We review our portfolio on an ongoing basis and seek opportunities to strategically acquire or dispose of properties that we believe will create value for HTI shareholders and enhance our existing portfolio.

Slide 4: Dynamic Portfolio Fundamentals

We have diligently constructed a portfolio of MOB and SHOP assets and continue to deploy capital into select high-quality assets throughout the US. Our portfolio is geographically well-diversified across 33 states with only two states representing more than 10% of the total portfolio by square feet. Second quarter NOI for the portfolio was approximately $33 million, 75% of which was generated by medical office buildings.

Slide 5: Strategic Partners

We partner with top healthcare brands in well-established markets to maintain a durable portfolio of healthcare real estate. We believe that the quality of our tenants is essential to our success in the long-term and that developing strong relationships with well-respected brands gives our portfolio stability and focus. We believe our partnerships with tenants such as DaVita, Fresenius and UPMC in the MOB portfolio benefit not only HTI’s shareholders, but patients and other stakeholders as well.

As we grow our portfolio, we continue to seek high-quality tenants to add to HTI’s MOB portfolio and to maintain strong relationships with our current SHOP operators.

Slide 6: Diligent Acquisition Program

As of August 15th, 2023, we have a 2-pack of medical office buildings in our acquisitions pipeline. Combined with our first quarter acquisitions, this brings us to 7 properties acquired or in the pipeline for 2023, totaling $35 million of purchase price at a weighted-average cap rate of 7.6% and with a weighted average remaining lease term of 10.2 years, assuming the properties in our pipeline are acquired on the terms contemplated in the purchase and sale agreement, which is not assured. We believe we are well positioned to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Scott, will you take us through the financials please?

Slide 7: Capitalization Highlights – (Scott Lappetito)

Thank you, Mike.

We continued to actively manage our capital structure during the second quarter. As of June 30, 2023, our Net Leverage was 38.9%.

Additionally, as Mike mentioned earlier, in May we entered into a $240 million loan. A portion of the proceeds from the loan were used to repay and terminate our previous Credit Facility, and provided approximately $39 million for acquisitions and general corporate purposes. This new loan has an interest-only term of 10 years at a 6.5% interest rate.

Slide 8: Key Operating Highlights

HTI continues to execute on our operational initiatives by increasing NOI in both the MOB and SHOP segments of our portfolio and by increasing straight-line rent through lease renewals.

As Mike mentioned earlier, SHOP NOI has grown over 14% year-over-year to $8.1 million in the second quarter as revenue increased and expenses were reduced. In the MOB segment of our portfolio, NOI grew 1.7% compared to the same quarter of 2022 as a result of the accretive acquisitions we have completed.

Among MOB leases renewed year to date, straight-line rent increased to approximately $5.6 million from $5.3 million, a 5.4% increase compared to the prior leases, illustrating the continued demand for medical office building space and validating our continued investments in this segment of our portfolio.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 9: Company Highlights – (Mike Weil)

Thanks Scott.

We continue to position HTI for a liquidity event and long-term earnings growth by, among other things, capitalizing on leasing available space and acquiring high-quality MOB properties. Our portfolio continues to demonstrate its resilience, as we captured a positive spread on lease renewals in the MOB portfolio during the first half of the year, built an acquisitions pipeline and grew NOI compared to last year. We have an experienced management team that we believe is well positioned to maximize the opportunities created by demographic trends that favor long-term investment in healthcare real estate.

Slide 10: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value.

Trent Taylor is Senior Vice President of asset manager and ensures that our existing properties are leased, performing as expected, and that our tenants’ needs are being met by local property managers. David Ruggiero is responsible for MOB acquisitions, applying over 20 years of experience and a $3 billion acquisitions track record to our strict investment guidelines and underwriting standards.

Slide 11: Dedicated SHOP Team

Our dedicated SHOP team has over 80 years of collective experience in the Seniors Housing space. Susan Rice and Kimberly Holmes have been with HTI for nearly five years, helping steer our SHOP properties through uncharted waters throughout the Covid-19 pandemic. This year Lindsay Gordon and Michelle Stepinsky both joined the team, bringing vast knowledge and experience to the operations and sales groups at our properties. We believe our team is well-qualified to continue guiding the recovery of our seniors housing portfolio. We look forward to the new perspective Lindsay and Michelle will bring to our portfolio going forward.

Closing Statements – (Mike Weil)

We are pleased with the continued strong, dependable performance of our MOB portfolio and are encouraged by the year over year increase in SHOP portfolio NOI, reflecting not only the ongoing recovery of this segment from the impacts of COVID-19, but also the results of our team’s dedication to improving our SHOP facilities, operations, accessibility and attractiveness to seniors and their families. Our focus remains on the future and positioning HTI for an eventual liquidity event.

In May, we announced that upon the completion of a proposed merger between Global Net Lease and the Necessity Retail REIT, I would be resigning my position as CEO of HTI. As such, this may be the last time that I get to discuss the company's results with you. I’d like to thank you for your insight, support, and ownership of HTI over the years and I take great comfort leaving the company in the hands of Michael Anderson, who was recently approved by the board for the position of CEO, and Scott, who will remain the CFO. Michael has been a long-time employee of our advisor, AR Global, starting in 2013 and has risen to become general counsel. I believe I speak for Michael, Scott and the board when I say that we are excited about the opportunities ahead of us. Thank you for joining us today.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.

4